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                                                                    EXHIBIT 23.4


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 12, 1996 appearing on page F-2 of Catellus Development Corporation's Annual Reports on Form 10-K and Form 10-K/A (filed on August 2, 1996) for the year ended December 31, 1995. We also consent to the incorporation by reference of our reports on the Financial Statement Schedules, which appears on page S-1 of such Annual Reports on Form 10-K and Form 10-K/A. We also consent to the reference to us under the heading "EXPERTS" in such Prospectus.



Price Waterhouse LLP

San Francisco, California

August 2, 1996